Exhibit 99.1

CARBONITE STRENGTHENS SENIOR MANAGEMENT TEAM AND PREPARES FOR NEXT PHASE OF GROWTH
Three New Senior Executives Bring Strength and Expertise in Sales, Integration and Marketing to the Company’s Leadership Team
BOSTON, Mass. – January 6, 2016 – Carbonite, Inc. (Nasdaq:CARB), a leading provider of cloud and hybrid business continuity solutions for small and midsized businesses (SMBs), today welcomed three new members to its senior management team. These senior executives will lead Carbonite’s advancement in the SMB business continuity and disaster recovery market following the acquisition of Seagate’s EVault.
Joining the company are Christopher Doggett as Senior Vice President of Global Sales, Norman Guadagno as Senior Vice President of Marketing and Paul Mellinger as Senior Vice President of EVault.
“When I joined Carbonite just over a year ago, my goal was to make Carbonite the clear leader in cloud-based business continuity for small and midsized businesses,” said Mohamad Ali, President and CEO of Carbonite. “To achieve this goal, we need both organic growth in our core business and strategic expansion into adjacent markets. This requires the right structure, directed by strong and experienced leaders, which is why I am so pleased to have Chris, Norman and Paul on board.”
As Senior Vice President of Global Sales, Christopher Doggett will oversee all sales, with an emphasis on Carbonite’s consumer and small business markets. Norman Guadagno, head of marketing, will drive brand strategy, product marketing and overall market awareness. Paul Mellinger will serve as general manager of EVault, focusing on the integration of the business and the go-to-market strategy for the midsized business market which EVault serves.
“With strong technology, sales and marketing capabilities in place, Carbonite is in a terrific position to meet the needs of small and midsized businesses. It’s a very exciting time for me to join the company and I’m looking forward to working with the talented team at Carbonite to bring our customers the right solutions to protect their digital assets,” said Norman Guadagno, Senior Vice President of Marketing at Carbonite.
Christopher Doggett – Senior Vice President of Global Sales
Chris Doggett has been building successful sales and channel organizations for over 20 years. He joins Carbonite from Kaspersky Lab where he most recently served as Managing Director of Kaspersky North America, leading all aspects of the business unit and managing an organization of over 300 employees. Previous roles at Kaspersky included Senior Vice President of Corporate Sales and Vice President of Channel Sales. Prior to Kaspersky, Doggett served at Sophos, where he designed and implemented the company’s very successful global channel sales program. Doggett holds a B.A. from The Colorado College and an M.B.A. and M.S.-M.I.S. from Boston University.
Norman Guadagno – Senior Vice President of Marketing
Norman Guadagno has led marketing organizations for more than 25 years. Most recently, he served as Senior Vice President of Marketing Strategy at the digital marketing agency Wire Stone, working with clients such as Microsoft, Boeing, Nike and Carbonite. Previous roles include Director of Marketing at Microsoft for the company’s $500M+ Visual Studio business, and Senior Director of Marketing at Oracle. Guadagno holds an M.A. in Psychology from Rice University and a B.A. in Psychology from the University of Rochester.
Paul Mellinger – Senior Vice President of EVault

Paul Mellinger joins Carbonite after an impressive 30 years at IBM in some of the company’s most critical executive roles, including Vice President of IBM Software Sales, Vice President of Cognos North America, and Vice President of Information Management for Asia Pacific. As Vice President of Cognos North America, he led the integration of Cognos into IBM with full P&L responsibility for IBM Business Analytics in North America, a $700 million business unit at the time. Most recently, Mellinger led a team of 800 specialty sales professionals responsible for driving sales of integrated SaaS-based solutions. Mellinger holds a B.S. in Mechanical Engineering from Washington University in St. Louis and an M.B.A. from the Olin School of Business at Washington University.

About Carbonite
Carbonite, Inc. (Nasdaq:CARB) is a leading provider of cloud and hybrid business continuity solutions for small and midsized businesses. Together with our partners, we support more than 1.5 million individuals and small businesses around the world who rely on us to ensure their important data is protected, available and useful. To learn more about the cloud solutions voted #1 by PC Magazine readers, as well as our partner program and our award-winning customer support, visit us at Carbonite.com.

Media Contacts:
Emily Held, PAN Communications (for Carbonite)
carbonite@pancomm.com
617-502-4300
Sarah King
Carbonite
617-421-5601
media@carbonite.com